Exhibit 10.7

AMENDMENT

TO THE

1994 STOCK AWARD PLAN

WHEREAS, on June 15, 2014, Medtronic, Inc. (“Medtronic”) entered into a Transaction Agreement with Covidien plc and the other parties named therein (the “Transaction Agreement”) to acquire Covidien through the formation of a new holding company incorporated in Ireland that will be renamed Medtronic plc (the “Transaction”); and

WHEREAS, Medtronic maintains the 1994 Stock Award Plan, as amended (the “1994 Plan”); and

WHEREAS, in connection with the Transaction, the 1994 Plan is being assumed by Medtronic plc and certain technical changes are required in connection with the Transaction and assumption.

NOW THEREFORE, the 1994 Plan shall be and hereby is amended in the following respects, effective as of the Effective Time (as defined in the Transaction Agreement):

1.	References to “Medtronic, Inc.” are hereby replaced with references to “Medtronic plc”.

2.	“Affiliate” is hereby defined to mean a corporation or other entity controlled by, controlling, or under common control with, the Company.

3.	The following language is hereby added to the end of the definition of “Change in Control”: “For the avoidance of doubt, any one or more of the above events may be effected pursuant to (A) a compromise or arrangement sanctioned by the court under section 201 of the Companies Act 1963 of the Republic of Ireland or (B) section 204 of the Companies Act 1963 of the Republic of Ireland.”

4.	“Company” is hereby defined to mean Medtronic plc, an Irish public limited company.

5.	“Stock” is hereby defined to mean ordinary shares, par value $0.0001, of the Company.

6.	“Subsidiary” is hereby defined as having the meaning set forth in section 155 of the Companies Act 1963 of the Republic of Ireland; provided that, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, an entity shall not be treated as a Subsidiary unless it is also an entity in which the Company has a “controlling interest” (as defined in Treas. Reg. Section 1.409A-1(b)(5)(ii)(E)(1)), either directly or through a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, as determined by the Committee.

7.	The following language is hereby added to the beginning of the seventh sentence in Section 7(a): “To the extent permitted by law,”.

8.	The following language is hereby added to the end of the first sentence of Section 14(f): “; provided, further, that in no event shall any adjustment operate so as to reduce the per Share exercise price of a Stock Option or the subscription price per Share of an Award to an amount that is lower than the nominal value of a Share.”

9.	The following language is hereby added to the beginning of the first sentence in Section 14(j): “To the extent permitted by law,”.

10.	A new sub-section 14(n) is hereby added containing the following language:

Irish Conditions for Issuance. Notwithstanding any other provision of this Plan, (a) the Company shall not be obliged to issue any Shares pursuant to an award unless at least the par (nominal) value of such newly issued Share has been fully paid in advance in accordance with applicable law (which requirement may mean the holder of an award is obliged to make such payment) and (b) the Company shall not obliged to issue or deliver any Shares in satisfaction of awards until all legal and regulatory requirements associated with such issue or delivery have been complied with to the satisfaction of the Committee.

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